Exhibit 99.1

FOR IMMEDIATE RELEASE

May 1, 2013

PDC Energy Announces 2013 First Quarter Results; Average Daily Production Increased 19%

DENVER, May 1, 2013: PDC Energy, Inc. (“PDC” or the “Company”) (NASDAQ: PDCE) today reported its 2013 first quarter financial and operating results.

First Quarter 2013 Highlights:

•

Increased Average Daily Production 19%: Production from continuing operations for the first quarter of 2013 increased 19% to 18,500 barrels of oil equivalent (“Boe”) per day from 15,593 Boe per day for the first quarter of 2012.

•	Reached Company Record Liquids Production: Crude oil and NGL volumes in the quarter set an all-time Company high of 10,073 barrels per day.

•

Increased Cash Margins Over 75%: PDC’s move to a more liquid-rich portfolio resulted in an increase in cash margins (natural gas, NGL and crude oil sales, less general and administrative expense, and production costs) from continuing operations of over $29 per Boe compared to full-year 2012 cash margins from all operations of approximately $16 per Boe.

•

Signed Utica Shale Midstream Services Agreement: In March 2013, the Company entered into long-term agreements for midstream services including gas gathering, processing, fractionation, and marketing to support its Utica Shale operations in Guernesy County, Ohio.

•

Announced Sale of Non-Core Assets: In February 2013, PDC announced an agreement to sell its non-core Colorado natural gas assets, effective January 1, 2013, for approximately $200 million (includes separate sale to buyer of certain hedges), positioning the Company to accelerate development of its liquid-rich horizontal programs in the core Wattenberg Field and Utica Shale. Completion of the sale is expected in the second quarter of 2013 and will further strengthen the Company’s liquidity position.

James Trimble, Chief Executive Officer and President, commented, “We are very pleased with our first quarter results which demonstrated our focus on transitioning the Company portfolio to a higher percentage of liquids. Our liquid production increase in our Wattenberg Field, along with the planned sale of our non-core natural gas assets, improved our liquids production mix from continuing operations to over 54% this quarter. We continue to focus on our liquid-rich Wattenberg Field in Colorado and the emerging Utica Shale play in Ohio.”

First Quarter 2013 Results

Net loss for the first quarter of 2013 was $39 million, or $1.30 per diluted share, compared to net income of $16 million, or $0.66 per diluted share in the first quarter of 2012. Adjusted net loss, a non-GAAP financial measure defined below, was $20 million for the first quarter of 2013 compared to adjusted net income of $15 million for the same 2012 period. In the first quarter of 2013, the Company recorded an after-tax impairment charge of $29 million, or $0.96 per diluted share. The impairment represents the Company’s pro rata share related to shallow Devonian assets that were classified as held for sale in its Appalachia Basin joint venture. Net loss per diluted share for the first quarter of 2013 also reflects the issuance of 6.5 million additional shares of common stock in May 2012. In the first quarter of 2012, the Company recorded an after-tax gain of $13 million, or $0.53 per diluted share, related to the divestiture of its Permian Basin assets. Net cash flows from operating activities were $44 million in the first quarter of 2013, comparable to $44 million in the first quarter of 2012. Adjusted cash flows from operations, a non-GAAP financial measure defined below, was $52 million for the first quarter of 2013, compared to $50 million in the same 2012 period.

Production from continuing operations for the first quarter of 2013 increased 19% to 18,500 Boe per day, from 15,593 Boe per day, in the first quarter of last year. The increase in production was primarily due to continued successful horizontal drilling and a 2012 asset acquisition in the Wattenberg Field of Colorado, with a small contribution from initial production in the Utica Shale play in Ohio for a portion of the first quarter of 2013.

Natural gas, NGL, and crude oil sales revenues from the Company’s continuing operations were $79 million compared to $67 million in the first quarter of 2012. The average realized sales price for natural gas, NGLs, and crude oil, including net realized gains on derivatives, was $52.80 per Boe for the first quarter of 2013, compared to $54.18 per Boe for the same 2012 period. The average realized sales price, excluding net realized gains on derivatives, was $47.71 per Boe for the first quarter of this year, compared to $47.18 per Boe for the first quarter of 2012.

Commodity price risk management activities for the first quarter 2013 resulted in a net loss of $22 million for the first quarter of 2013. The loss was comprised of a $9 million net realized gain and a $31 million net unrealized loss. Unrealized losses in the first quarter of 2013 were primarily related to an upward shift in forward price curves for both natural gas and crude oil.

Production costs from the Company’s continuing operations, which include lease operating expenses, production taxes, costs of well operations, overhead, and other production expenses were $16 million, or $9.52 per Boe, for the first quarter of 2013 compared to $13 million, or $9.12 per Boe, for the first quarter of last year. The increase was primarily attributable to overhead and transportation charges. Lease operating expenses increased slightly for the first quarter of 2013, primarily due to the 17% increase in production from continuing operations, including the addition of rental compressors, as well as additional related wages and employee benefits associated with additional operated wells acquired in the 2012 Wattenberg Field asset acquisition. However, lease operating expenses decreased on a per unit basis to $4.48 per Boe in the first quarter of 2013 compared to $4.85 per Boe in the same 2012 period. The per unit decrease was primarily due to the increase in production.

Exploration expense from continuing operations for the first quarter of 2013 was $2 million, unchanged from the first quarter of last year. First quarter 2013 exploration expenses were primarily associated with reservoir studies and exploration general and administrative expenses in the Utica Shale, whereas in the first quarter of 2012, costs were primarily associated with PDC Mountaineer’s (“PDCM”) geological and seismic testing of the Marcellus Shale, and PDCM’s lease prospecting costs.

General and administrative expense from continuing operations for the first quarter of 2013 remained flat at $15 million compared to slightly under $15 million for the first quarter of 2012. First quarter 2013 expenses were primarily attributable to an increase in payroll and employee benefits, offset partially by a decrease in professional, consulting and legal costs.

Depreciation, depletion and amortization (“DD&A”) expense related only to crude oil and natural gas properties from continuing operations was $27 million, or $16.06 per Boe, in the first quarter of 2013, compared to $27 million, or $18.89 per Boe, in the first quarter of last year. Per unit DD&A expense in 2013 decreased due to a lower weighted-average DD&A rate.

Interest expense for the first quarter of 2013 was $13 million, compared to $10 million for the first quarter of 2012. The $3 million increase was related to an increase in interest expense resulting from the issuance in October 2012 of $500 million 7.75% Senior Notes due 2022 which replaced $203 million 12% Senior Notes due in 2018, partially offset by lower average borrowings on PDC’s credit facility during the first quarter of 2013 as compared to the first quarter of last year.

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The Company’s available liquidity position as of March 31, 2013 was $388 million, compared to $308 million as of March 31, 2012. As of March 31, 2013, PDC had a balance of $57 million and an undrawn letter of credit of $19 million outstanding on its $450 million revolving credit facility. The Company’s borrowing base is $450 million as of March 31, 2013 and is currently under customary semi-annual review for redetermination. No change in the borrowing base is expected as a result of the redetermination.

Cost, Production and Sales Data Related to Oil and Gas Operations

The following table provides the components of production costs for the three months ended March 31, 2013:

	Three Months Ended March 31,
	2013	2012
	(in millions)
Lease operating expenses	$7.5	$6.9
Production taxes	5.4	4.5
Cost of well operations, overhead and other production expenses	3.0	1.5

Total production costs	$15.9	$12.9

Total production costs per Boe	$9.52	$9.12

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The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three months ended March 31, 2013 and 2012, excluding realized derivative gains or losses:

	Three Months Ended March 31,
	2013	2012	Percent
Natural gas (MMcf)
Western - Wattenberg Field	2,975.5	2,398.4	24.1%
Eastern - Appalachian Basin	1,574.3	1,486.1	5.9%

Total	4,549.8	3,884.5	17.1%

Weighted-Average Sales Price	$3.09	$2.58	19.8%
Crude oil (MBbls)
Western - Wattenberg Field	650.7	541.3	20.2%
Eastern - Appalachian Basin	17.6	3.1	*

Total	668.3	544.4	22.8%

Weighted-Average Sales Price	$86.96	$92.86	(6.4)%
NGLs (MBbls)
Western - Wattenberg Field	238.3	227.2	4.9%

Weighted-Average Sales Price	$30.48	$28.01	8.8%
Crude oil equivalent (MBoe)
Western - Wattenberg Field	1,385.0	1,168.2	18.6%
Eastern - Appalachian Basin	280.0	250.8	11.6%

Total	1,665.0	1,419.0	17.3%

Weighted-Average Sales Price	$47.71	$47.18	1.1%

*	Percentage change is not meaningful or equal to or greater than 300%.

Commodity Price Risk Management Activities

The Company uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. PDC has in place a series of floors, collars, fixed price and basis swaps on a portion of its natural gas and crude oil production. A complete listing of the Company’s derivative positions as of March 31, 2013 is included in the Company’s Quarterly Report on Form 10-Q, available at the Company’s website at www.pdce.com.

Non-GAAP Financial Measures

PDC uses “adjusted cash flows from operations,” “adjusted net income (loss),” and “adjusted EBITDA,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management’s Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC’s Annual Report on Form 10-K for the year ended December 31, 2012, and other subsequent filings with the SEC for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

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The following tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended March 31,
	2013	2012
Adjusted cash flows from operations:
Net cash flows from operating activities	$44.3	$44.3
Changes in assets and liabilities	8.1	5.4

Adjusted cash flows from operations	$52.4	$49.7

Adjusted Net Income (Loss)
	Three Months Ended March 31,
	2013	2012
Adjusted net income (loss):
Net income (loss)	$(39.4)	$15.8
Unrealized (gain) loss on derivatives, net	30.7	(1.5)
Tax effect of above adjustments	(11.7)	0.6

Adjusted net income (loss)	$(20.4)	$14.9

Weighted-average diluted shares outstanding	30.3	23.9

Adjusted diluted net income (loss) per share	$(0.67)	$0.62

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Adjusted EBITDA
	Three Months Ended March 31,
	2013	2012
Net income (loss) to adjusted EBITDA:
Net income (loss)	$(39.4)	$15.8
Unrealized (gain) loss on derivatives, net	30.7	(1.5)
Interest expense, net	13.4	10.4
Income tax provision	(21.5)	9.5
Impairment of natural gas and crude oil properties	46.5	0.7
Depreciation, depletion and amortization	30.2	39.8
Accretion of asset retirement obligations	1.2	0.8

Adjusted EBITDA	$61.1	$75.5

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$44.3	$44.3
Interest expense, net	13.4	10.4
Exploratory dry hole costs	(0.1)	—
Stock-based compensation	(2.6)	(1.9)
Amortization of debt discount and issuance costs	(1.8)	(1.6)
Gain on sale of properties and equipment	—	20.5
Other	(0.2)	(1.6)
Changes in assets and liabilities	8.1	5.4

Adjusted EBITDA	$61.1	$75.5

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PDC ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues:
Natural gas, NGL and crude oil sales	$79,439	$66,955
Sales from natural gas marketing	13,670	11,381
Commodity price risk management gain (loss), net	(22,355)	11,501
Well operations, pipeline income and other	1,072	1,169

Total revenues	71,826	91,006

Costs, expenses and other:
Production costs	15,858	12,936
Cost of natural gas marketing	13,736	11,091
Exploration expense	1,689	1,872
Impairment of natural gas and crude oil properties	46,459	588
General and administrative expense	15,115	14,708
Depreciation, depletion and amortization	27,949	27,912
Accretion of asset retirement obligations	1,148	727
Gain on sale of properties and equipment	(38)	(154)

Total costs, expenses and other	121,916	69,680

Income (loss) from operations	(50,090)	21,326
Interest expense	(13,357)	(10,444)
Interest income	—	2

Income (loss) from continuing operations before income taxes	(63,447)	10,884
Provision for income taxes	22,492	(4,120)

Income (loss) from continuing operations	(40,955)	6,764
Income from discontinued operations, net of tax	1,537	9,071

Net income (loss)	$(39,418)	$15,835

Earnings per share:
Basic
Income (loss) from continuing operations	$(1.35)	$0.29
Income from discontinued operations	0.05	0.38

Net income (loss)	$(1.30)	$0.67

Diluted
Income (loss) from continuing operations	$(1.35)	$0.28
Income from discontinued operations	0.05	0.38

Net income (loss)	$(1.30)	$0.66

Weighted-average common shares outstanding:
Basic	30,270	23,609

Diluted	30,270	23,889

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2013 First Quarter Teleconference and Webcast

PDC plans to host a conference call with investors to discuss 2013 first quarter results. The Company invites you to join James Trimble, Chief Executive Officer and President; Gysle Shellum, Chief Financial Officer; Barton Brookman, Senior Vice President – Exploration and Production; and Lance Lauck, Senior Vice President – Corporate Development, for a conference call on Wednesday, May 1, 2013, for a discussion of its results. The related slide presentation will also be available on PDC’s website at www.pdce.com.

Conference Call and Webcast:

Date/Time: Wednesday, May 1, 2013, 11:00 a.m. ET

Webcast available at: www.pdce.com

Domestic (toll free): 877-312-5520

International: 253-237-1142

Conference ID: 40123574

Replay Numbers:

Domestic (toll free): 855-859-2056

International: 404-537-3406

Conference ID: 40123574

The replay of the call will be available for six months on PDC’s website at www.pdce.com.

Upcoming Investor Presentations

PDC management is scheduled to present at the Bank of America Merrill Lynch Global Energy & Power Leveraged Finance Conference in New York, New York, on Tuesday, May 14, 2013, and at the Credit Suisse Shale Revolution: Symposium with ‘Best of Breed’ E&P’s in New York, New York, on Wednesday, May 15, 2013. Please see the Company’s website at www.pdce.com for full details. The related slide presentations are expected to be available on the Company’s website immediately prior to the events.

About PDC Energy, Inc.

PDC Energy is a domestic independent energy company engaged in the exploration, development and production of crude oil, NGLs and natural gas. Its operations are focused primarily in the liquid-rich Wattenberg Field of Colorado, including the horizontal Niobrara and Codell plays, the Utica Shale in Ohio and the Marcellus Shale in West Virginia. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding PDC’s 2013 capital expenditure plans, including drilling plans in the Utica, Marcellus and the Wattenberg field in 2013, future financial and operational results, future production (including the components of such production), future cash flows, liquidity and reserves, the closing of and expected proceeds from PDC’s pending asset disposition, the borrowing base under PDC’s credit facility, and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, demand and commodity prices for natural gas, oil and NGLs;

•

the availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport PDC’s production, particularly in the Wattenberg Field and Utica Shale; the impact of these facilities and infrastructure on price and possible impediments to anticipated increases in midstream capacity;

•	changes in estimates of proved reserves;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under the Company’s credit facility or other adverse changes to the Company’s liquidity;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws and the timely receipt of permits under those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•

potential obstacles to completing PDC’s pending asset disposition or other transactions in a timely manner or at all, and purchase price or other adjustments relating to those transactions that may be unfavorable to PDC;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2012 Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“SEC”) on February 27, 2013, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves are subject to significantly greater risk of not being produced than proved reserves. Initial and test results from a well are not necessarily indicative of the well’s long-term performance.

CONTACTS:	Michael Edwards

          Senior Director Investor Relations

          303-860-5820

          michael.edwards@pdce.com

          Marti Dowling

          Investor Relations Manager

          303-831-3926

          marti.dowling@pdce.com

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